EXHIBIT 99.1

DRAFT #1
MAY 12, 2010

Company Contact:	Investor Relations Contact:
Senesco Technologies, Inc.	Lippert/Heilshorn & Associates, Inc.
Jack Van Hulst	Anne Marie Fields
Chief Executive Officer	(afields@lhai.com)
(jvanhulst@senesco.com)	(212) 838-3777
(732) 296-8400

SENESCO TECHNOLOGIES REPORTS FISCAL THIRD QUARTER FINANCIAL RESULTS

NEW BRUNSWICK, N.J. (May 18, 2010) – Senesco Technologies, Inc. ("Senesco" or the "Company") (NYSE Amex: SNT) today announced financial results for the three and nine months ended March 31, 2010.

Fiscal Third Quarter and Recent Highlights

•
In February, certain Senesco insiders entered into definitive stock purchase agreements to purchase all of the convertible debentures, warrants and common stock held by Stanford Venture Capital Holdings, Inc., thereby fortifying the Company’s shareholder base.

•
In March, the Company redeemed all outstanding convertible debentures and Series A warrants held by YA Global Investments, L.P. for $2,194,845, including accrued interest, using funds borrowed on a line of credit with JMP Securities LLC thereby further improving its capital structure by eliminating the potential for approximately 16 million shares of future dilution.

•
Also in March, the insiders of the Company who had purchased the convertible debentures, warrants and common stock formerly held by Stanford Venture Capital Holdings, Inc. elected to convert the convertible debentures at a conversion price of $0.83, subject to shareholder approval, which was the highest contractual conversion price possible.

•	In April, the Company received gross proceeds of approximately $10.3 million in connection with a private placement of convertible preferred stock and warrants, with certain accredited investors.

•
Also in April, the Company entered into definitive purchase agreements with certain members of the Company’s Board of Directors for gross proceeds of $1.2 million.  The closing of this offering will occur as soon as practical after the Company receives shareholder approval.

"Throughout the third quarter of fiscal 2010 we made great strides to simplify and strengthen the Company’s capital structure in order to allow an unfettered focus on the clinical development of SNS-01.  We were especially pleased to enter into definitive agreements and subsequently close on $10.3 million of an $11.5 million private placement as it underscores the interest and support we have received to advance the development of our Factor 5a gene therapy in human health indications including oncology,” stated Jack Van Hulst, President and Chief Executive Officer of Senesco Technologies, Inc.  “We believe that these funds will allow us to advance our planned development program for our lead compound, SNS-01, into human clinical trials in multiple myeloma.  As we have demonstrated repeatedly in preclinical multiple myeloma models, we expect this novel gene therapy to induce apoptosis in the cancerous cells and we look forward to reporting our clinical progress.”

Fiscal Third Quarter Financial Results

The Company reported no revenue for the third quarter of fiscal 2010 compared with revenue of $75,000 for the third quarter of fiscal 2009, which consisted of a milestone payment in connection with an agricultural license agreement.

Research and development expenses increased 4.6% during the third quarter of fiscal 2010 to $566,307 from $540,494 during the third quarter of fiscal 2009.  The increase was primarily due to an increase in costs incurred in connection with our development of SNS-01 for Multiple Myeloma.

For the third quarter of fiscal 2010, general and administrative expenses of $554,953 increased 4.3% compared with $532,245 for the third quarter of fiscal.  The increase was primarily due to an increase in professional fees and stock-based compensation, which was partially offset by a decrease in payroll and investor relations.

The Company incurred a net loss $5,284,235 or $0.17 per share for the third quarter of fiscal 2010, compared with a net loss of $1,331,477 or $0.07 per share for the third quarter of fiscal 2009.  The higher net loss was primarily the result of an increase in non-cash expenses associated with the outstanding and redeemed convertible notes and a change in the fair value of a warrant liability.

Year-to-Date Financial Results

Total revenue for the nine months ended March 31, 2010 was $140,000 compared with $275,000 for the nine months ended March 31, 2009.  Revenue for both periods consisted of milestone payments in connection with certain agricultural license agreements.

Research and development expenses for the first nine months of fiscal 2010 were $1,735,317 compared with $1,711,166 in the year-ago period.  The decrease was primarily due to a decrease in the costs incurred in connection with our development of SNS01 for multiple myeloma and the cost of the research performed at the University of Waterloo.

General and administrative expenses were $1,522,610, a decrease from $1,624,166 for the nine months ended March 31, 2009.  The increase was primarily due to an increase in professional fees and payroll, which was partially offset by a decrease in investor relations.

The net loss for the first nine months of fiscal 2010 was 7,177,196 or $0.27 per share, and compares with a net loss for the first nine months of fiscal 2009 of $4,137,224 or $0.22 per share.  The higher net loss in fiscal 2010 was primarily the result of an increase in non-cash expenses associated with the outstanding and redeemed convertible notes and a change in the fair value of a warrant liability.

As of March 31, 2010 Senesco had cash and cash equivalents of $39,707.  On April 1, 2010 the Company received gross proceeds of approximately $10.3 million in connection with a private placement of convertible preferred stock and warrants, which the Company expects will cover its expenses for the next 12 months.  A further $1.2 million in gross proceeds will be closed upon following the receipt of stockholder approval.  As of April 1, 2010, the Company had working capital of approximately $6,783,069.

About Senesco Technologies, Inc.

Senesco Technologies is leveraging proprietary technology that regulates cell death, or apoptosis.  Accelerating apoptosis may have application in treating cancer, while delaying apoptosis may have application in certain inflammatory and ischemic diseases.  The Company is preparing to initiate a human clinical trial in multiple myeloma with its lead therapeutic SNS-01.  Senesco also has partnered with leading-edge companies engaged in agricultural biotechnology, and earns milestone fees for applying its gene-regulating platform technology to enhance its partners’ products.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the ability of the Company to consummate additional financings; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company's license agreements; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, the Company’s ability to meet its funding milestones under its financing transaction, the Company’s ability to continue to comply with the continued listing standards of the AMEX, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC").  As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC.  The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

-Tables to Follow-

SENESCO TECHNOLOGIES, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended March 31,	For the Three Months Ended March 31,	For the Nine Months Ended March 31,	For the Nine Months Ended March 31,	From Inception on July 1, 1998 through March 31,
	2010	2009	2010	2009	2010

Revenue	$--	$75,000	$140,000	$275,000	$1,590,000

Operating Expenses:
General and administrative	554,953	532,245	1,735,317	1,711,166	25,666,510
Research and development	566,307	540,494	1,522,610	1,624,166	13,834,169
Total Operating Expenses	1,121,260	1,072,739	3,257,927	3,335,332	39,500,679

Loss From Operations	(1,121,260)	(997,739)	(3,117,927)	(3,060,332)	(37,910,679)

Sale of state income tax loss, net	--	--	--	--	586,442
Loss on extinguishment of debt	(275,345)	--	(361,877)	--	(361,877)
Fair value – warrant liability	(527,566)	--	1,811,775	--	6,543,542
Other noncash income	--	--	--	--	321,259
Interest income (expense), net	(7,375)	737	(6,349)	41,788	516,964
Amortization of debt discount and financing costs	(3,206,049)	(107,240)	(4,973,909)	(319,637)	(6,120,672)
Interest expense on convertible notes	(146,640)	(227,235)	(528,909)	(799,043)	(1,970,307)
Net Loss	$(5,284,235)	$(1,331,477)	$(7,177,196)	$(4,137,224)	$(38,395,328)

Basic and Diluted Net Loss Per Common Share	$(0.17)	$(0.07)	$(0.27)	$(0.22)

Basic and Diluted Weighted Average Number of
Common Shares Outstanding	31,650,371	19,033,091	26,610,925	18,678,109

SENESCO TECHNOLOGIES, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	June 30,
	2010	2009
ASSETS	(unaudited)

CURRENT ASSETS:
Cash and cash equivalents	$39,707	$380,569
Short-term investments	-	1,050,000
Deferred financing costs	177,279	-
Prepaid expenses and other current assets	1,269,488	1,161,348
Total Current Assets	1,486,474	2,591,917

Property and equipment, net	5,581	5,986
Intangibles, net	4,483,750	3,884,999
Deferred financing costs	-	632,324
Security deposit	7,187	7,187
TOTAL ASSETS	$5,982,992	$7,122,413

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,401,135	$976,680
Accrued expenses	621,614	355,937
Line of credit	2,198,609	-
Convertible note, net of discount	82,047	-
Total Current Liabilities	4,303,405	1,332,617

Convertible note, net of discount	-	6,217
Warrant liability ($416,667 to related parties)	1,388,333	-
Grant payable	99,728	99,728
Other liability	10,049	16,017
TOTAL LIABILITIES	5,801,515	1,454,579

STOCKHOLDERS’ EQUITY:

Preferred stock, $0.01 par value; authorized 5,000,000 shares, no shares issued	--	--
Common stock, $0.01 par value; authorized 120,000,000 shares, issued and outstanding 33,584,121 and 19,812,043, respectively	335,841	198,120
Capital in excess of par,	38,240,964	36,687,846
Deficit accumulated during the development stage	(38,395,328)	(31,218,132)
TOTAL STOCKHOLDERS’ EQUITY	181,477	5,667,834

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,982,992	$7,122,413